Exhibit 10.34

CONFIDENTIAL

May 1, 2007

Jeffrey Mayer
President & Chief Executive Officer
MXenergy Holdings Inc.
595 Summer Street
Suite 300
Stamford, CT 06901

Dear Jeffrey:

The purpose of this letter is to confirm the engagement of Greenhill & Co., LLC ("Greenhill") to act as financial advisor to MXenergy Holdings Inc. (together with its affiliates and subsidiaries, the "Company") in connection with a potential Transaction. For purposes hereof, a "Transaction" shall mean the sale of all or a significant portion of the stocks, assets or business of the Company or any other business combination transaction involving the sale of the Company, whether in one or a series of transactions, including, without limitation, by way of a negotiated sale, merger or consolidation.

1.
In connection with its engagement hereunder, Greenhill proposes to undertake certain services on behalf of the Company, including, to the extent requested by the Company (which request shall be in writing, in the case of clause (f) below):

a.
identifying and contacting selected qualified acquirors acceptable to the Company;

b.
arranging for potential acquirors to conduct business investigations;

c.
evaluating and recommending financial and strategic alternatives with respect to a proposed Transaction;

d.
advising the Company as to the timing, structure and pricing of a proposed Transaction;

e.
assisting the Company in negotiating and consummating a proposed Transaction;

f.
providing such other financial advisory and investment banking services as are customary for similar transactions and as may be mutually agreed upon by the Company and Greenhill.

Greenhill agrees that it will not contact any potential buyer of the Company without first having identified the potential buyer to the Company and having received the approval of Jeffrey Mayer or Chaitu Parikh to make such contact. Greenhill will inform the Company promptly of all substantive contact and communications between representatives of Greenhill and the representatives of any such potential buyer. Subject to the foregoing, the Company hereby authorizes (i) the negotiation and execution by Greenhill, on behalf of the Company, of confidentiality agreements in form and substance approved by the Company to be entered into with third parties in connection with a proposed Transaction and (ii) the use of data furnished to Greenhill by the Company and authorized by the Company for distribution by Greenhill to potential acquirors in a proposed Transaction.

2.
As compensation for Greenhill's services hereunder, the Company hereby agrees to pay Greenhill the following fees:

Transaction Fee

  a.
  A Transaction Fee (the "Transaction Fee"), calculated by multiplying 0.75% and the Transaction Value (as defined below), shall be payable in cash if, during the term of this letter agreement, or within 12 months thereafter if this agreement terminates at the end of its 12-month stated term or, if this letter agreement is terminated by the Company prior to the end of its 12-month stated term, within 12 months of such termination, a Transaction is consummated or a definitive agreement is entered into that subsequently results in a

    Transaction that closes within 12 months of the date that the definitive agreement is entered into.

    For the purpose of calculating a Transaction Fee, "Transaction Value" shall equal the aggregate value of the proceeds and other consideration, net of Company cash, received or to be received by the Company and/or its shareholders in connection with a Transaction, including, without limitation: (i) cash; (ii) notes, securities and other property; (iii) liabilities, including all funded debt of the Company assumed by the buyer or paid off at the closing of the Transaction (the date of such closing being hereinafter referred to as the "Closing Date"); (iv) payments made in installments; (v) contingent payments (whether or not related to future earnings or operations); and (vi) any portion of the purchase price deposited in escrow at the closing of the Transaction. For purposes of computing any fees payable to Greenhill hereunder, (x) shares issuable upon exercise of options, warrants or other rights of conversion shall, to the extent exercised or converted on or prior to the Closing Date, be deemed outstanding and Transaction Value shall include, without duplication, all consideration payable to holders of options, warrants, stock appreciation rights, preferred stock or other rights of conversion issued by the Company and not exercised or converted on or prior to the Closing Date, and (y) non-cash consideration shall be valued as follows: (A) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for five trading days prior to the closing of the Transaction and (B) any other non-cash consideration shall be valued at the fair market value thereof on the Closing Date as determined by the Company and Greenhill; provided that if such parties are unable to agree on a fair market value for such non-cash consideration, the parties shall submit such issue to a single arbitrator located in New York, New York under the rules of the American Arbitration Association, for determination, which determination shall be binding upon each of the Company and Greenhill.

    If less than 5% of the aggregate consideration actually received and paid to the Company or its security holders (as the case may be) is payable into escrow, payable in installments, or subject to contingency or otherwise paid subsequent to the consummation of the Transaction, then such amount of the Transaction Fee relating thereto shall be shall be valued by agreement between the Company and Greenhill based upon the estimated net present value thereof using an appropriate discount rate as determined by the Company and Greenhill and paid at closing.

    If all or any portion in excess of 5% of the aggregate consideration actually received and paid to the Company or its security holders (as the case may be) is payable into escrow, payable in installments, or subject to contingency or otherwise paid subsequent to the consummation of the Transaction, the amount of the Transaction Fee relating thereto shall be calculated based on the aggregate consideration actually received and paid as and when such payments are paid to the Company or its security holders (as the case may be).

    For purposes of this letter agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (i) the acquisition by another person of a majority of the outstanding common stock of, or voting power in, the Company calculated on a fully-diluted basis (it being understood that the issuance by the Company of additional shares of common stock or other shares conferring voting power to existing security holders of the Company, without more, shall not constitute a "Transaction"); (ii) a merger or consolidation of the Company in which the Company is in effect being acquired by another person; or (iii) the acquisition by another person of assets of the Company representing a majority of the Company's book value other than in the ordinary course of the Company's business.

  b.
  Notwithstanding the foregoing, in the event that the Company shall execute a definitive agreement providing for a Transaction, and such agreement shall subsequently be terminated and the Company shall be paid a termination, "break-up", liquidated damages or similar fee ("Reverse Break-Up Fee") upon such termination, then the Company shall pay to Greenhill, on the first anniversary of the Company's receipt of such Reverse Break-Up Fee (provided that the Company has not on or prior to such anniversary entered into another Transaction in connection with which the Company has paid or is required to pay to Greenhill a Transaction Fee hereunder) an amount equal to the difference between (i) one-third of such Reverse Break-Up Fee and (ii) all out-of-pocket expenses incurred by the Company in connection with the Transaction (provided, however, that the amount payable to Greenhill shall not in any event exceed $1,500,000 per Transaction); provided, however, that a portion of the Reverse Break-Up Fee shall be paid only if the payor thereof is a party with respect to whom a Transaction Fee would have been due to Greenhill in the event a Transaction were completed with such party.

Incentive Fee

  c.
  An Incentive Fee shall be payable at the sole discretion of the Company's Board of Directors in cash if, during the 12-month stated term of this letter agreement, or within 12 months thereafter if this agreement terminates at the end of its 12-month stated term or, if this letter agreement is terminated by the Company prior to the end of its 12-month stated term, within 12 months of such termination, a Transaction is consummated or a definitive agreement is entered into that subsequently results in a Transaction that closes within 12 months of the date that the definitive agreement is entered into.

    The Incentive Fee shall be an amount determined by the Board of Directors not to exceed the product of 0.20% and the Transaction Value.

3.
In addition to any fees that may be payable to Greenhill hereunder (and regardless of whether a Transaction occurs), the Company hereby agrees from time to time upon request, to promptly reimburse Greenhill for reasonable travel and other reasonable out-of-pocket expenses incurred by Greenhill in performing its services hereunder, including the reasonable fees and expenses of legal counsel to the extent approved in advance by the Company (such approval not to be unreasonably withheld or delayed); provided that the Company shall not be obligated to reimburse Greenhill hereunder for expenses in excess in the aggregate of $25,000 without the Company's prior written approval.

4.
The term of Greenhill's engagement as financial advisor and agent to the Company shall commence on the date hereof and continue until the earlier of (i) the consummation of a Transaction and (ii) 12 months after the date hereof, unless extended by mutual written consent or earlier terminated by either party by written notice delivered to the other party hereto; provided, however, that no such termination shall affect (i) the indemnification, contribution and confidentiality obligations of the Company, (ii) the right of Greenhill to receive any fees payable hereunder (including the right of Greenhill to receive, for the applicable period after any expiration or termination of this letter agreement, the Transaction Fee) or fees that have accrued prior to such termination or (iii) the right of Greenhill to receive reimbursement for its out-of-pocket expenses as described above.

5.
The Company agrees to indemnify Greenhill and related persons in accordance with the indemnification letter attached hereto as Schedule A, the provisions of which are incorporated herein by reference in their entirety.

6.
The Company agrees to provide to Greenhill all financial and other information requested by it for the purpose of its assignment hereunder and reasonably available to the Company. The Company agrees and represents that information furnished to Greenhill pursuant to this letter agreement shall, to the best of its knowledge, be accurate and complete in all material respects at the time provided; provided that the Company confirms and acknowledges that Greenhill will assume that any financial forecasts that may be furnished to or discussed with Greenhill by the Company have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company. The Company shall notify Greenhill of any material inaccuracy and incompleteness in any information previously made available to Greenhill by the Company that becomes known to the Company. In performing its services hereunder, Greenhill shall be entitled to rely upon and assume, without assuming any responsibility for independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Company or otherwise reviewed by Greenhill, and Greenhill shall not assume any responsibility or have any liability therefor. Greenhill shall have no obligation to conduct any valuation or appraisal of any assets or liabilities. For the execution of its assignment, Greenhill shall establish a team of qualified individuals from appropriate specialty areas within Greenhill.

  Any financial advice rendered by Greenhill or its representatives pursuant to this letter agreement is intended solely for the benefit and use of management and the Board of Directors of the Company in considering and evaluating a Transaction, is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors of the Company, and may not be used or relied upon for any other purpose. Except as provided in the following sentence, no such financial advice may be disclosed publicly in any manner without Greenhill's prior written consent and all such advice will be treated by the Company as confidential. Greenhill understands that its financial advice may be reproduced in full or described in a proxy or information statement mailed to shareholders of the Company and agrees to provide its written approval for such use as appropriate, such approval not to be unreasonably withheld; provided, that Greenhill has previously reviewed and approved the form and substance of all references to or descriptions of Greenhill or Greenhill's financial advice in any such proxy or information statement.

7.
Following the closing of a Transaction, Greenhill may, with the prior approval of the Company as to content (which approval shall not be unreasonably withheld), and at Greenhill's own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder.

8.
This letter agreement (including Schedule A) (a) shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof and no proceeding related directly or indirectly to this letter agreement shall be commenced, prosecuted, or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in a writing executed by the Company and Greenhill and (d) shall be binding upon and inure to the benefit of the Company, Greenhill, the other Indemnified Parties and their respective successors and assigns. The Company (on the Company's behalf and, to the extent permitted by applicable law, on behalf of the Company's securityholders and creditors) and Greenhill agree to waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any such proceeding brought in any New York court specified in this paragraph 8 and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum and to waive all rights to trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Greenhill hereunder. The Company acknowledges that Greenhill, in connection with its engagement hereunder, is acting as an independent contractor with duties owing solely to the Company and that nothing in this letter agreement is intended to confer upon any other person any rights or remedies hereunder or by reason hereof.

  If at any time during our engagement or thereafter you have any questions relating to billing or to regulatory compliance matters, you should contact either the undersigned or Hal Rodriguez, Greenhill's Chief Compliance Officer, who handles financial and administrative matters for Greenhill in our New York office.

  This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very best regards,

GREENHILL & CO., LLC

		By:	/s/ GREGORY G. RANDOLPH Gregory G. Randolph Managing Director

Accepted and agreed to as of the date set forth above:

MXenergy Holdings Inc.

By:	/s/ JEFFREY MAYER Jeffrey Mayer Chief Executive Officer

SCHEDULE A

INDEMNIFICATION

        Recognizing that transactions of the type contemplated in the attached letter agreement sometimes result in litigation and that Greenhill's role is advisory, the Company agrees to indemnify and hold harmless Greenhill, its affiliates and their respective officers, directors, employees, agents and each other entity or person, if any, controlling Greenhill or any of its affiliates (collectively, the "Indemnified Parties"), from and against any losses, claims, damages, demands and liabilities (or actions or proceedings in respect thereof), joint or several, related to or arising in any manner out of any activities performed or services furnished pursuant to the attached letter agreement, the transactions contemplated thereby or Greenhill's role in connection therewith (the "Indemnified Activities"). In addition, the Company will promptly reimburse the Indemnified Parties for all reasonable expenses (including, without limitation, reasonable fees and expenses of legal counsel), as incurred, in connection with the investigation of, preparation for or defense or pursuit of any pending or threatened investigative, administrative, judicial, or regulatory or other claim, action or proceeding or any arbitration or investigation in any jurisdiction related to or arising in any manner out of any Indemnified Activities, whether or not in connection with pending or threatened litigation to which Greenhill (or any other Indemnified Party) or the Company or any of its securityholders is a party (collectively, "Proceedings"). Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, demands, liabilities or expenses that a court of competent jurisdiction shall have determined by final nonappealable judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party.

        Upon receipt by an Indemnified Party of actual notice of a Proceeding against such Indemnified Party in respect of which indemnity may be sought hereunder, such Indemnified Party shall promptly notify the Company with respect thereto. In addition, an Indemnified Party shall promptly notify the Company after any Proceeding is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Party in respect of which indemnity may be sought hereunder. In any event, failure to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been prejudiced by such failure. The Company shall have the right to assume the defense of any Proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to Greenhill and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Party in connection with such Proceeding. In any such Proceeding the defense of which the Company shall have so assumed, any Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Company and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such Proceeding (including any impleaded parties) include the Company and such Indemnified Party and representation of both parties by the same counsel would, in the reasonable opinion of counsel to such Indemnified Party, be inappropriate due to actual or potential differing interests between the Company and such Indemnified Party. The Company shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there is a final judgment against an Indemnified Party, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Company will not settle any Proceeding to which any Indemnified Party is a party and in respect of which indemnity may be sought hereunder unless such settlement includes an unconditional release of the Indemnified Party from all claims made against such Indemnified Party in connection with such Proceeding without any admission of liability or wrongdoing.

        The Company agrees that if any indemnification or reimbursement sought pursuant to this Schedule A were for any reason other than in accordance with the term of this agreement not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Schedule A, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its shareholders on the one hand, and Greenhill on the other, in connection with the transactions contemplated by the attached letter agreement (whether or not consummated) as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its shareholders and to Greenhill with respect to transactions contemplated by the attached letter agreement shall be deemed to be in the same proportion as (i) the total value received or contemplated to be received by the Company and/or its shareholders pursuant to transactions contemplated by the attached letter agreement (whether or not consummated) bears to (ii) the fees paid or to be paid to Greenhill under the attached letter agreement. In no event shall the Indemnified Parties be required to contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Greenhill pursuant to the attached letter agreement (excluding amounts received by Greenhill as reimbursement of expenses).

        The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with Greenhill's engagement hereunder or the transactions contemplated by the attached letter agreement except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final nonappealable judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have to an Indemnified Party, shall not be limited by any rights that an Indemnified Party may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

        The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction contemplated by the attached letter agreement, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any amendment or other modification or termination or the completion or expiration of the attached letter agreement or Greenhill's engagement and (iv) whether or not Greenhill shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

Very best regards,
GREENHILL & CO., LLC
By:	/s/ GREGORY G. RANDOLPH Gregory G. Randolph Managing Director

Accepted and agreed to as of
the date set forth above:

MXenergy Holdings Inc.

By:	/s/ JEFFREY MAYER Jeffrey Mayer President & Chief Executive Officer

2